EXHIBIT 3.15

CERTIFICATE OF AMENDMENT
TO
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
COMMUNICATION INTELLIGENCE CORPORATION

It is hereby certified that:

1.           The name of the corporation is Communication Intelligence Corporation (hereinafter called the “Corporation”).

2.           The Amended and Restated Certificate of Incorporation of the Corporation is hereby amended by striking paragraph (a) of Article Fourth thereof and by substituting in lieu of said paragraph the following new paragraph:

“FOURTH:                      The total number of shares which the Corporation shall have authority to issue is 535,000,000 of which 519,000,000 shares shall be Common Stock, par value $0.01 per share, and 16,000,000 shares shall be Preferred Stock, par value $0.01 per share, of which 2,000,000 shares are designated as Series A-1 Preferred Stock and 14,000,000 shares are designated Series B Preferred Stock.”

3.           The Amended and Restated Certificate of Incorporation of the Corporation is hereby amended by adding the following clause to the beginning of paragraph (d) of Article Fourth thereof:

“Subject to all of the rights of the Preferred Stock,”

The balance of Article Fourth shall remain unchanged.

4.           The Amended and Restated Certificate of Incorporation of the Corporation is hereby amended by adding a new paragraph (e) of Article Fourth thereof, which paragraph shall read as follows:

“(e)           Except as otherwise required by applicable law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Amended and Restated Certificate of Incorporation (including any certificate of designation filed with the Delaware Secretary of State in accordance with Section (c) of this Article Fourth) that relates solely to the designations, rights, preferences, powers and restrictions of one or more outstanding series of Preferred Stock if the holders of such affected series of Preferred Stock are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to applicable law or this Amended and Restated Certificate of Incorporation (including any certificate of designation filed with

EXHIBIT 3.15

the Delaware Secretary of State in accordance with Section (c) of this Article Fourth).”

5.           This Certificate of Amendment to the Corporation’s Amended and Restated Certificate of Incorporation has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

6.           This Certificate of Amendment shall be effective as of the date of filing with the Secretary of State of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by Guido DiGregorio, its Chairman and Chief Executive Officer, this 4th day of August, 2010.

COMMUNICATION INTELLIGENCE
CORPORATION

/s/ Guido DiGregorio
By:     Guido DiGregorio
Title:   Chairman and Chief Executive Officer

2